EXHIBIT 99.2

Element Solutions Inc Announces Scot R. Benson, President and Chief Operating Officer, to Retire; Continue as a Director on the Board
Miami, Fla., April 30, 2020 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced the upcoming retirement of Scot R. Benson from his current role as President and Chief Operating Officer of the Company, effective June 15, 2020. Mr. Benson will continue to serve as a member of the Board.
Executive Chairman Martin E. Franklin commented, “Scot has been a key leader at Element Solutions and its predecessor companies for the past twenty years, and his contributions to our Company’s success are remarkable. I am thankful for having had the opportunity to work with Scot for the past 7 years. The exceptional team he helped build and grow allows him to retire with confidence that the business will continue without a hitch. That is a testament to his leadership. His valuable experience will remain with the Company, not only in the leaders he has mentored but also on our Board where he will continue to serve.”
Chief Executive Officer Benjamin Gliklich said, “Scot has been instrumental in shaping Element Solutions, and it is better for his great contributions. His leadership, experience and business savvy have translated to a strong track record of performance over two decades across several of our businesses. Personally, he has been a great partner and friend to me through this first year as Element Solutions. Scot leaves having assembled and mentored a strong group of leaders ready to assume more responsibility. We are fortunate that Scot will remain on our Board and a friend to Element Solutions going forward.”
President and Chief Operating Officer Scot R. Benson added, “Element Solutions and its predecessor companies have provided me with a terrific career. I am so fortunate to have had the opportunity to work with such a great group of colleagues and customers for so long, and I am very thankful to Martin, Ben, the Board and all of my friends at Element Solutions for the experience and success we have had together. I will leave this Company proud and fulfilled. The team’s outstanding navigation of the challenges over these past few months gives me great confidence in their ability to manage well and thrive in all environments, and I look forward to remaining actively involved as a director after my June retirement.”
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the innovative solutions of the Company’s businesses enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communication infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.

More information about the Company is available at www.elementsolutionsinc.com.

Investor Relations Contact:
Yash Nehete
Senior Associate, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845